Exhibit 10.38

AMENDMENT No. 1

To the Financing Agreement concluded on 24th February 2012

Between the undersigned:

ABN AMRO Commercial Finance

A French limited liability company (S.A.) with share capital of €20,000,015

Whose head office is at: 39, rue Anatole France

92532 LEVALLOIS PERRET Cedex

Nanterre Trade and Companies Register 410 750 863

Hereinafter referred to as “ABN AMRO COM FIN”, party of the first part

And

OFFICE DEPOT BS

A French simplified joint-stock company (SAS) with share capital of €140,803,200

Whose head office is at: 126, avenue du Poteau

60300 SENLIS

Trade and Companies Register 324 559 970

Hereinafter referred to as “the Client”, party of the second part

1 – The a) opening of accounts receivable in ARTICLE 5: Receivables Management is cancelled and replaced by the following:

a) Opening of accounts receivable

Prior to activation of the line of credit, and at the most once per week, the Client shall send ABN AMRO COM FIN the computer file meeting the requirements of the specifications appended hereto (Appendix 1) of the debtors included in the scope of application, cited in Article 1, comprising the following information:

-	Account number of the debtor in the subledger

-	Company name of the debtor

-	SIREN number of the debtor

-	Address and telephone number of the debtor

Only the SIREN number given by the Client is valid as identification of the debtor.

The debtors assigned by the Client benefit from an automatic outstanding loan set by default at €80,000 (eighty thousand euros). Clients who benefit from an outstanding loan exceeding €80,000 (eighty thousand euros), which has been validated by ABN during the last audit prior to activation of the line of credit, continue to benefit from this outstanding loan throughout the contract.

For any outstanding loan exceeding €80,000 (eighty thousand euros) due from a debtor not subject to public law, the Client shall transfer to ABN AMRO COM FIN any non-confidential information in its possession enabling it to assess solvency. With regard to debtors whose credit limit exceeds €80,000 (eighty thousand euros), ABN AMRO COM FIN agrees to inform the Client of its approval within a maximum of two working days from when the information is sent by the Client. If it does not send the non-confidential information in its possession, approval is deemed to be refused.

Approval granted to debtors whose credit limit exceeds €80,000 can, at any time, be reduced or revoked by ABN AMRO COM FIN, and the Client is informed of the decision by any means and as soon as possible. Such decisions have immediate effect, but the prior approval in effect continues to apply to receivables corresponding to the services performed before the Client became aware of the said decisions.

The Client acknowledges that the decisions of ABN AMRO COM FIN with regard to approval of credit are intended for it solely and it must not pass on the information to third parties, including to the debtors.

2 – The f) Management mandate/recovery of receivables in ARTICLE 5 Receivables Management is cancelled and replaced by the following:

f) Management mandate/recovery of receivables

Object of the mandate: ABN AMRO COM FIN, owner of the receivables, has the sole capacity to recover the receivables assigned by the Client and to collect the payments corresponding to these receivables.

However, with regard to the results of the Client relating to management of its Debtors entry, ABN AMRO COM FIN authorises the Client to recover and collect the payments relating to the receivables transferred. This mandate does not include any remuneration, with the costs and outlay of any kind remaining payable by the Client.

The Client informed ABN AMRO COM FIN about the procedures during the audit prior to signing this Agreement. Any significant change to the said procedures must be subject to the prior consent of ABN AMRO COM FIN. The Client is obligated to apply its credit and recovery procedures such as noted by ABN AMRO COM FIN and, in general, to pay utmost attention to safeguarding the rights of ABN AMRO COM FIN.

Collection of payments: the payments received by the Client, corresponding to the receivables transferred, and the payments by transfer will be paid by banker’s order into the Client’s bank accounts opened with the Banks who are listed in Appendix 7 hereto, referred to as Collection Accounts.

Recovered bills of exchange and bills of exchange will be submitted to the banks referred to above by the Client from issuance of the related invoice or from their receipt.

For all intents and purposes, the receivables in return for the balances of these accounts will have been assigned beforehand as a guarantee to ABN AMRO COM FIN pursuant to Articles L. 313-23 et seq. of the French Monetary and Financial Code as a surety document which must be signed at the latest on the date of the first submission of receivables. The model assignment document as a guarantee of professional receivables is shown in Appendix 3.

An agreement will be concluded between the Client and ABN AMRO COM FIN for the purposes of officially setting out the operating rules of the collection accounts.

The references of the said account will be specified on the invoices. It is agreed that any transfer corresponding to a transferred receivable, received in any account other than the Collection Account, must be transferred immediately to the latter.

In the event of deactivation of the credit line, the parties agree, from liquidation of the operations initiated during the activation phase, to put an end to the operating agreements of the collection accounts.

Furthermore, ABN AMRO COM FIN agrees to waive the assignments of receivables in return for the balances of the bank accounts from liquidation of the operations.

Under the terms of a special operating Agreement with the bank, the Client is prohibited from having the said Collection Account operate in debit or from modifying the address of payments without the prior consent of ABN AMRO COM FIN.

Information: The Client will report, on first submission of receivables and at least twice per month, on the performance of the mandate by sending ABN AMRO COM FIN, in the form agreed between the Parties, the elements listed below (for this purpose, ABN AMRO COM FIN provides the Client with specifications enabling it to set the corresponding files):

-	The general ledger for unreconciled entries of the debtors included in the scope of application; the Client will keep in the general ledger sent to ABN AMRO COM FIN invoices cleared by bills of exchange falling due.

-	The updated list of debtors included in the scope of application.

-	The list of defaulting debtors and debtors downgraded to “416” during the past two weeks.

-	An updated statement of provisions for rebates on turnover and advertising costs.

ABN AMRO COM FIN is authorised to launch any investigation that it deems necessary, including by an on-site inspection and of documents after making an appointment with the Client, which must be decided within 48 (forty-eight) working hours from the request of ABN AMRO COM FIN, unless there is proven urgency. The Client will provide all the assistance required.

Revocation of the mandate: ABN AMRO COM FIN can revoke the mandate, 15 (fifteen) working days after notice has gone unheeded, by registered letter with acknowledgement of receipt, in the event of:

-	A Significant Unfavourable Event;

-	Dilution (such as set out in the Introductory Section) exceeding 10% (ten percent) of the nominal amount including taxes of the transferred receivables, with the calculation being established in accordance with a method notified by ABN AMRO COM FIN and appended hereto (Appendix 4);

-	outstanding payments beyond 30 (thirty) days of the due date exceeding 10% (ten percent) of the total outstanding receivables transferred after attributing unallocated credits, the calculation being established in accordance with a method notified by ABN AMRO COM FIN and appended hereto (Appendix 4);

-	average payment period of receivables noted in the books of ABN AMRO COM FIN exceeding 75 (seventy-five) days, in accordance with a calculation method notified by ABN AMRO COM FIN and appended hereto (Appendix 4);

In the event of revocation of the mandate, ABN AMRO COM FIN will directly take charge of recovery of the transferred receivables; the Client agrees in advance to provide all the help needed to inform the debtors of the revocation of the mandate and to provide the details of its new payment account.

Therefore, in the event of revocation, the following text must be shown clearly on all copies of invoices:

To be in full discharge, payment to be made out to ABN AMRO Commercial Finance to be sent to 39, rue Anatole France 92532 Levallois-Perret Cedex Tel: 01 41 49 93 93 / Fax: 01 47 48 93 60 Bank address: Banque Neuflize OBC - 3, avenue Hoche 75008 PARIS

Bank account particulars: (sent in a separate letter)

Receivable assigned to ABN AMRO Commercial Finance pursuant to Articles L.313-23 to L.313-35 of the French Monetary and Financial Code.

In return for taking charge of the recovery by ABN AMRO COM FIN, the Service Commission will be increased by 0.20% (zero point two percent) and applied to the receivables comprising the outstanding amounts from the effective date of revocation of the mandate.

ABN AMRO COM FIN, in the event that it receives, even after termination of this Agreement, payments relating to invoices, ownership of which has not been transferred to it beforehand, is deemed to receive them on behalf of the Client and in its capacity as representative of the latter.

In the event the Client seriously breaches its contractual obligations, including all behaviour of the Client that may have the effect of preventing ABN AMRO COM FIN from fulfilling its rights hereunder, ABN AMRO COM FIN can revoke the mandate without notice.

The Client must not revoke this authorisation before a final balance of the Current Account has been drawn up.

Lastly, for all intents and purposes, the Client grants power to ABN AMRO COM FIN to endorse the orders to pay which could be made out to it and must not revoke this power of endorsement insofar as the Current Account in the books of ABN AMRO COM FIN are not closed. This power will be exercised by ABN AMRO COM FIN only in the case of revocation of the mandate.

In the event of revocation of the mandate, the Client agrees to send ABN AMRO COM FIN, upon request, a copy of the proof of deliveries and invoices, within a reasonable period.

3 – The other provisions of the financing agreement concluded on 24th February 2012 remain unchanged.

Drawn up in Senlis, on 24/02/2012

In two original copies issued to each of the parties.

THE CLIENT

Write the following by hand above the signature and company stamp

Read and approved

/s/ Michel Milcent

Name of the signatory: Michel Milcent

OFFICE DEPOT BS

A French simplified joint-stock company (SAS) with share capital of €140,803,200

126, avenue du Poteau

60300 SENLIS

COMPIEGNE Trade and Companies Register 324 559 970

Position: Managing Director

ABN AMRO Commercial

Write the following by hand above the signature and company stamp

Read and approved

/s/Arben Bora

Name of the signatory: Arben Bora

ABN AMRO Commercial Finance

Position: Managing Director

ABN AMRO Commercial Finance

39, rue Anatole France

92532 Levallois-Perret Cedex

Tel.: 01 41 49 93 93 SIRET 41075086300020

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